Exhibit (d)(1)(A)
AGREEMENT AND PLAN OF MERGER
by and among
STIEFEL LABORATORIES, INC.,
BENGAL ACQUISITION INC.
and
BARRIER THERAPEUTICS, INC.
Dated as of June 23, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of June 23, 2008, by and among Stiefel Laboratories, Inc. (“Parent”), a Delaware corporation, Bengal Acquisition Inc. (“Purchaser”), a Delaware corporation and direct wholly-owned subsidiary of Parent, and Barrier Therapeutics, Inc., a Delaware corporation (the “Company”).
RECITALS
          WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have determined that it is in the best interests of each of the Parent, Purchaser and the Company, respectively, and their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in furtherance of the acquisition of the Company by Parent, it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer (the “Offer”) to acquire all of the outstanding shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), at a price of four dollars and fifteen cents ($4.15) per Share (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), subject to reduction for any dividends or other distributions declared thereon between the date hereof and the Acceptance Time, net to the holders thereof in cash, without interest, on the terms and subject to the conditions set forth herein and (b) following the consummation of the Offer, the merger of the Purchaser with and into the Company, with the Company as the surviving corporation in the Merger (as defined herein), and each Share that is not tendered and accepted pursuant to the Offer shall thereupon be cancelled and converted into the right to receive cash, in an amount equal to the Offer Price, subject to reduction for any dividends or other distributions declared thereon between the date hereof and the Acceptance Time, net to the holders thereof in cash, without interest, on the terms and subject to the conditions set forth herein;
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon the exercise thereof and the other transactions contemplated hereby, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement and, if required to consummate the Merger, vote their Shares in favor of the adoption of this Agreement and (iv) directed that, if required to consummate the Merger, the adoption of this Agreement be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting;
          WHEREAS, the Board of Directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

          WHEREAS, the Board of Directors of Purchaser has approved this Agreement and declared it advisable for Purchaser to enter into this Agreement and recommended that this Agreement be adopted by the Purchaser’s sole stockholder;
          WHEREAS, immediately following execution of this Agreement by the parties hereto, this Agreement will be submitted to Parent, as the sole stockholder of Purchaser, and Parent, as the sole stockholder of Purchaser, will adopt this Agreement and approve the transactions contemplated by this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”) and the certificate of incorporation and bylaws of Purchaser;
          WHEREAS, as an inducement to and condition of Parent’s and Purchaser’s entering into this Agreement and incurring the obligations set forth herein, certain Stockholders of the Company as set forth on Section 4.7(b) of the Company Disclosure Letter have agreed to enter into tender and support agreements (each a “Stockholder Support Agreement” and, collectively, the “Stockholder Support Agreements”); and
          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger.
          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
I. THE TENDER OFFER
     Section 1.1. The Offer.
               (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable following the execution of this Agreement, but not later than ten (10) Business Days following the date of this Agreement; provided, however, that such ten (10) Business Day period shall be extended to such date as the Company is ready to file the Schedule 14D-9 on the same date as the commencement of the Offer. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered in the Offer and not withdrawn shall be subject to the satisfaction of those conditions set forth in Annex I. The conditions to the Offer set forth on Annex I are for the sole benefit of Parent and Purchaser and each of Parent and Purchaser expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, to waive any such condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries shall be tendered pursuant to the Offer.
               (b) Without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Tender Condition (as defined in Annex I), (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth on Annex I, (v) add to, amend or modify the conditions to the Offer set forth on Annex I in any manner that is adverse to the holders of the Shares, or (vi) undertake any extension of the Offer not specifically provided for or contemplated in this Agreement.
               (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) having such terms and conditions as are set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments, exhibits and supplements thereto, the “Schedule TO”) with respect to the Offer that shall comply in all material respects with the provisions of all applicable federal securities laws, and shall contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements, exhibits or amendments thereto, and any other schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the “Offer Documents”). The Parent and Purchaser shall give the Company one (1) Business Day advance notice prior to filing the Schedule TO. Parent and Purchaser shall disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO and the Offer Documents. Parent and Purchaser hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Purchaser and the Company shall promptly correct any information provided by or on behalf of it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Schedule TO and the Offer Documents, as amended, to reflect such corrected information, to be filed with the SEC and the other Offer Documents, as amended to reflect such corrected information, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
               (d) Subject to the terms and conditions of this Agreement and the Offer, the Offer to Purchase shall provide that the Offer shall expire at midnight, New York time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1 promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived or, in the case of termination, such termination is in connection with the termination of this Agreement. Subject to the rights of the Purchaser to terminate this Agreement in accordance with Article VIII, if at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, either the Company or Parent may cause Purchaser to for one (1) or more consecutive increments of not more than five (5) Business Days, extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer. Notwithstanding the foregoing, Parent may, without the consent of the Company, cause Purchaser to (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules, interpretations and regulations of the SEC in connection with the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to two periods, each for up to five (5) Business Days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent represents less than ninety percent (90%) of the then issued and outstanding Shares on a fully diluted basis. Notwithstanding the foregoing, (i) Purchaser (or Parent on its behalf) may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act and (ii) in addition, Purchaser shall, if requested by the Company, make available a subsequent offering period in accordance with Exchange Act Rule 14d-11 of not less than ten (10) Business Days.
               (e) Subject to the terms and conditions set forth in this Agreement and the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the applicable expiration date of the Offer (as it may be extended) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or during any subsequent offering period shall be paid net to the holder thereof in cash, without interest, subject to reduction only for any dividends or other distributions declared thereon between the date hereof and the Acceptance Time. Parent shall provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any Shares that Purchaser accepts or is obligated to accept for payment pursuant to the Offer.
     Section 1.2. Company Actions.
               (a) The Company hereby approves of and consents to the Offer and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents, subject to the right of the Company Board to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.4 of this Agreement.
               (b) Contemporaneous with the filing of the Schedule TO, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) that (i) shall comply in all material respects with the provisions of all applicable federal securities laws and (ii) shall include the opinion of J.P. Morgan Securities Inc. referred to in Section 4.28 hereof. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Company Board described in Section 1.2(a) hereof. The Company shall disseminate, and shall cooperate with Parent and Purchaser in disseminating, the Schedule 14D-9 and the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser shall promptly furnish to the Company upon request all information concerning Parent and Purchaser that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company hereby further agrees that, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser hereby agree that the information provided by them specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as amended, to reflect such corrected information, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.
               (c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares, any available computer files containing the names and addresses of all record and beneficial holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such mailing labels, security position listings and files, shall use such information only in connection with the transactions contemplated hereby, including the Offer and the Merger.
     Section 1.3. Company Board and Committees.
               (a) Effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)), and from time to time thereafter, Parent shall be entitled to elect or designate directors to serve on the Company Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) by (y) a fraction, the numerator of which is the number of Shares held by Parent and Purchaser (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall use its best efforts (including by amending the Bylaws of the Company if necessary) to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of the Company) by increasing the size of the Company Board and/or by seeking and accepting the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. At such time, the Company shall also cause, if requested by Parent, the board of directors (or similar governing body) of each of the Company’s Subsidiaries to include Persons designated by Parent constituting the same percentage of each such board as Parent’s designees constitute on the Company Board. From time to time after the Acceptance Time, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board and each committee of the Company’s Subsidiaries, in each case, to the fullest extent permitted by all applicable Law and the rules of NASDAQ; provided, however, each committee shall be comprised of at least one Independent Director. If requested by Parent and permitted by the NASDAQ Marketplace Rules, promptly after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by the NASDAQ Marketplace Rules and shall make all necessary filings and disclosures associated with such status.
               (b) Until the Effective Time, the Company Board shall have at least two (2) directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (“Independent Directors”); provided. however, that if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever (or if immediately following consummation of the Offer there are not at least two (2) then-existing directors of the Company who are (A) Qualified Persons and (B) willing to serve as Independent Directors), then the number of Independent Directors required hereunder shall be one (1), unless the remaining Independent Director is able to identify a person who is not then an officer or Affiliate of the Company, Parent or any of their respective Subsidiaries (any such person being referred to herein as a “Qualified Person”; it being understood that, for purposes of this definition, a person that would otherwise be considered an Affiliate of the Company shall not be deemed an Affiliate of the Company solely because he or she is a director of the Company) willing to serve as an Independent Director, in which case such remaining Independent Director shall be entitled to designate any such Qualified Person to fill such vacancy, and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other directors shall be required to designate two (2) Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.
               (c) The Company shall promptly take all actions required pursuant to this Section 1.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. The Company’s obligation to elect or appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent shall provide to the Company, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Parent, Purchaser or any Affiliate of Parent or Purchaser may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of Shares.
               (d) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Independent Directors, the approval of a majority of such Independent Directors (or both Independent

Directors if there shall be only two (2) Independent Directors) shall be required in order to (i) amend or terminate this Agreement on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, if such actions would materially and adversely affect the holders of Shares (other than Parent or Purchaser), (iii) waive any of the Company’s rights under this Agreement if such waiver would materially and adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser).
     Section 1.4. Top-Up Option.
               (a) Top-Up Option.
                    (i) Subject to Section 1.4(a)(ii) and Section 1.4(a)(iii) hereof, the Company grants to Parent and Purchaser an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued shares of Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one (1) Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (ii) the aggregate number of shares of Common Stock that the Company is authorized to issue under its Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, at such time as Purchaser owns at least eighty percent (80%) of the shares of Common Stock then outstanding and provide notice of exercise of the Top-Up Option prior to the tenth (10) Business Day after the later of the expiration date of the Offer or the expiration date of any subsequent offering period.
                    (ii) Subject to the last sentence of Section 1.4(a)(i), the Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article VIII; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, Parent and Purchaser will collectively hold at least 90 percent (90%) of the Shares of Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares). The aggregate purchase price payable for the shares of Common Stock being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature not later than the fifth anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

               (iii) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company at least one (1) Business Day’s prior written notice setting forth (i) the number of shares of Company Common Stock that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Shares by Parent or Purchaser is to take place. At the closing of the purchase of such Shares of Common Stock, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such Shares. The obligation of the Company to issue Shares in connection with the exercise of the Top-Up Option is subject to the conditions that (x) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Shares in respect of such exercise, (y) the issuance of Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law or regulation (including, without limitation, NASDAQ National Market rules and regulations, including Section 4350) and (z) Parent or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Shares upon exercise of the Top-Up Option is accomplished in a manner consistent with all applicable legal requirements of any Governmental Entity, including compliance with an applicable exemption from registration of the Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).
     Section 1.5. Stock Options/Restricted Shares/Employee Stock Purchase Plan.
          (a) Treatment of Stock Options. Each option to purchase Shares (individually a “Stock Option” and collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to any Equity Incentive Plan or otherwise shall, without any action on the part of any holder of any Option, become fully exercisable and vested immediately prior to the Effective Time. At the Effective Time, each Stock Option outstanding as of the Effective Time shall be cancelled and the holder of such Stock Option shall, in full satisfaction of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Company an amount (the “Option Consideration”) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any Stock Option equals or exceeds the Merger Consideration, such Stock Option shall be cancelled without payment of additional consideration, and all rights with respect to such Stock Option shall terminate as of the Effective Time. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required for any applicable federal back-up withholding or other Taxes payable by the holder of such Stock Option. The holders of Stock Options shall have no further rights in respect of any Stock Options from and after the Acceptance Time. Within five (5) Business Days after the Effective Time, the Company shall pay the aggregate amount due to holders of Stock Options pursuant to this Section 1.5(a).

          (b) Treatment of Restricted Shares. Immediately prior to the Acceptance Time, any then outstanding restricted shares of Company Common Stock issued pursuant to any Equity Incentive Plans or otherwise (the “Restricted Shares”) shall become fully vested and all restrictions thereon shall lapse. For the avoidance of doubt, holders of Restricted Shares shall be permitted to tender such Restricted Shares in to the Offer subject to the conditions and in accordance with the terms of the Offer.
          (c) Treatment of Employee Stock Purchase Plan. Following the earlier to occur of (i) the end of the Purchase Interval (as defined in the ESPP) in effect as of the date hereof and (ii) the Acceptance Time, no additional payroll deductions (or other contributions) shall be made pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”). After the date hereof, no Participant (as defined in the ESPP) shall be permitted to increase the rate of his or her payroll deduction above the rate in effect as of the date hereof (or such lesser rate as may be reduced by the Participant following the date hereof). The rights of participants in the ESPP with respect to any offering period currently underway under the ESPP shall be determined by treating the earlier of (i) the last Business Day of the current Purchase Interval or (ii) the last Business Day prior to the Acceptance Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. As of the Acceptance Time, the ESPP shall be terminated.
          (d) Treatment of Equity Incentive Plans. Effective as of the Effective Time, (i) the Equity Incentive Plans shall terminate, and (ii) no holder of a Stock Option issued pursuant to the Equity Incentive Plans or any other participant in the Equity Incentive Plans shall have any rights pursuant to an Equity Incentive Plan to acquire any equity securities of, or to receive any payments in consideration for any outstanding awards from, Parent, the Purchaser, the Company, the Surviving Corporation, or any of their respective Subsidiaries, except as expressly provided in this Section 1.5.
          (e) Further Assurances. Prior to the Acceptance Time (or for purposes of Section 1.5(c), prior to the date hereof), the Company shall adopt such resolutions and shall take such other actions as may be required to effectuate the actions contemplated by this Section 1.5, without paying any consideration or incurring any debts or obligations on behalf of Parent, the Purchaser, the Company, the Surviving Corporation, or any of their respective Subsidiaries.
II. THE MERGER
     Section 2.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Purchaser shall merge with and into the Company (the “Merger”), (b) the separate corporate existence of Purchaser shall thereupon cease and (c) the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 2.2. Closing. Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) shall take place at the offices of Willkie

Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date selected by Purchaser, but not later than the fifth Business Day following the day on which the last to be satisfied by action taken or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).
     Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Purchaser and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Purchaser shall become debts, liabilities and duties of the Surviving Corporation.
     Section 2.5. Organizational Documents. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is Barrier Therapeutics, Inc.” and (b) the bylaws of Purchaser shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.
     Section 2.6. Directors and Officers of Surviving Corporation. The directors of Purchaser and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation, bylaws of the Surviving Corporation and applicable Law.
III. EFFECT OF THE MERGER ON CAPITAL STOCK
     Section 3.1. Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any shares of capital stock of Parent, Purchaser or the Company:

          (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent, Purchaser (including Shares received in the Offer) or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries (other than Shares held in a fiduciary capacity on behalf of third parties) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to reduction for any dividends or other distributions declared thereon between the date hereof and the Effective Time payable upon surrender of such Shares in the manner provided in Section 3.2.
          (c) Cancellation of Shares. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and all such Shares (other than Excluded Shares) shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.
          (d) Conversion of Purchaser Capital Stock. Each share of common stock, par value $0.0001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.
     Section 3.2. Surrender of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Purchaser shall designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the holders of the shares for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). Purchaser shall enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company prior to the Effective Time. Pending disbursement to the holders of Shares, the Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Parent. Parent shall ensure that the Payment Fund is at all times sufficient to fully satisfy the cash payment obligations of Parent and Purchaser under this Agreement.
          (b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares), whose shares were converted pursuant to Section 3.1(b) into the right to receive the Merger Consideration, a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount (after giving effect to any required Tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, as the case may be, in respect of which such deduction and withholding was made.
          (d) No Further Transfers. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.
          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.
     Section 3.3. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who is entitled to demand and properly demands appraisal for such Shares and otherwise properly perfects and does not withdraw or lose his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 shall thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and shall no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

     Section 3.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as (i) set forth in the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section) or (ii) in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007 (the “Company Form 10-K”), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K filed with the SEC from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the risk factor or forward-looking statements sections or any other disclosures included therein to the extent such statements are predictive or forward-looking in nature and excluding any documents or disclosure incorporated therein by reference or filed as exhibits or annexes thereto) to the extent the qualification of the representations of the Company is readily apparent from the disclosure in such documents, the Company hereby represents and warrants to Parent and Purchaser as follows:
     Section 4.1. Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents. Complete and correct copies of the Company Organizational Documents are attached hereto as Exhibit 4.1.
     Section 4.2. Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote in the case of the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Company Board, at a meeting duly called and held prior to the execution of this

Agreement, duly: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon the exercise thereof and the other transactions contemplated hereby, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement and, if required to consummate the Merger, vote their Shares in favor of the adoption of this Agreement (clauses, (i), (ii) and (iii) collectively, the “Company Board Recommendation”) and (iv) directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Requisite Company Vote.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of equitable remedies.
     Section 4.3. Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 80,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of the close of business on June 16, 2008 (the “Measurement Date”), (i) 35,163,367 shares of Common Stock were issued and outstanding, of which 356,175 were Restricted Shares, and no shares of Preferred Stock were issued or outstanding and (ii) there were available for grant pursuant to the Equity Incentive Plans, Stock Options representing an aggregate of 1,013,617 shares of Common Stock. No Shares are held in the treasury of the Company or by any of its Subsidiaries. Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options. Section 4.3(a) of the Company Disclosure Letter sets forth (w) for each Stock Option issued or outstanding pursuant to the Equity Incentive Plans or otherwise, the number of Stock Options, the number of shares of Common Stock issuable thereunder and the exercise or conversion price relating thereto, (x) for each Restricted Share issued or outstanding pursuant to the Equity Incentive Plans, the purchase price, (y) the aggregate number of Stock Options and Restricted Shares issued and outstanding as of the Measurement Date and the weighted average exercise price of the issued and outstanding Stock Options, and (z) the maximum number of shares of Common Stock that will be purchased pursuant to the ESPP after giving effect to Section 1.5(c) above. Except as set forth in this Section 4.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 6.1(c) if made after the date of this Agreement. The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Common Stock, the Preferred Stock, the Merger or the other transactions contemplated by this Agreement.
          (b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.
          (c) Section 4.3(c) of the Company Disclosure Letter sets forth each Equity Incentive Plan and the Company has furnished to Purchaser correct and complete copies of each Equity Incentive Plan and all forms of options and other stock-based awards issued under those Equity Incentive Plan. There are no Equity Incentive Plans except as set forth in Section 4.3(c) of the Company Disclosure Letter nor are there any phantom stock obligations, stock appreciation rights, or similar obligations payable in cash and based on the stock price of the Shares.
          (d) Except as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights, (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person or (iii) register any securities under the Securities Act.
          (e) The Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
          (f) Neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.
          (g) With respect to the Stock Options and Restricted Shares, (i) each grant of a Stock Option or Restricted Share was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Equity Incentive Plan, the Exchange Act and all other applicable Law, including the rules of NASDAQ, (iii) the per share exercise price of each Stock Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.
          (h) As of May 31, 2008, the Company and its Subsidiaries, taken as a whole, had cash and cash equivalents of $ 23,259,512 and indebtedness for borrowed money outstanding of $ 231,139.
     Section 4.4. Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries are held by the Company or another Subsidiary and are duly authorized, have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). The Company has furnished to Purchaser complete and correct copies of the organizational documents of each Subsidiary.
     Section 4.5. Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign, including, but not limited to, the United States Food and Drug Administration (the “FDA”), (each, a “Governmental Entity”), other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Schedule 14D-9 and, to the extent that the approval of the Company’s stockholders is required under Law in order to consummate the Merger, the filing of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (“NASDAQ”); (v) the pre-merger notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
     Section 4.6. Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or any equivalent organizational or governing documents of its

Subsidiaries; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (ii) through (vi), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.7. Voting. (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.
          (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.
     Section 4.8. Financial Reports and SEC Documents. (a) The Company has made available to Purchaser each registration statement, report, proxy statement or information statement prepared by it since January 1, 2006 and filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2006 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2005 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and each of the Company SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed. Since December 31, 2007, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting required to be disclosed in the Company SEC Documents.
          (d) Since January 1, 2005, to the Knowledge of the Company, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2005, by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the board of directors of any of the Company’s Subsidiaries or, to the Knowledge of the Company, to any director or officer of the Company.
     Section 4.9. Undisclosed Liabilities. Except (i) as and to the extent expressly disclosed or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2007 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since December 31, 2007 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.10. Absence of Certain Changes. Since December 31, 2007, (a) the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practices, and there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (b) there has not been any action or event that, if taken on or after the date of this Agreement without Purchaser’s consent, would violate the provisions of Section 6.1.
     Section 4.11. Litigation. There are no claims (including claims of injury relating to pharmaceutical products), actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries and the Company has not received notice of any threatened Legal Action (i) which involves an amount in controversy in excess of $100,000, (ii) which seeks material injunctive relief, (iii) questions the accounting practices of the Company or its Subsidiaries or (iv) which, individually or together with all other Legal Actions, would reasonably be expected to have a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary of the Company, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business.
     Section 4.12. Contracts. (a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral):
               (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents;
               (ii) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;
               (iii) which contains any provision that would materially restrict or affect the conduct of business by the Company or any Subsidiary of the Company;
               (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;
               (v) which was entered into after January 1, 2008 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000 (other than acquisitions or dispositions of assets in the ordinary course of business);
               (vi) which by its terms calls for aggregate payments by the Company or its Subsidiaries of more than $250,000 over the remaining term or guaranteed annual volume, or minimum payments, in excess of $250,000;
               (vii) which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000;
               (viii) which grants any rights to any material Company Intellectual Property;

               (ix) which is an employment, severance or change of control agreement with any management employee;
               (x) which is a collective bargaining agreement or other labor-related agreement with a labor union, labor organization works council or employee association;
               (xi) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay, stay bonus or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Purchaser, the Company or the Surviving Corporation or any of their respective subsidiaries to any officer, director, consultant or employee thereof;
               (xii) which is a reseller agreement, distributor agreement or distribution agreement;
               (xiii) with any (A) officer or director of the Company or any of the Company’s Subsidiaries or any affiliates or associates (or members of any of their “immediate family”) (as such term is defined in Rule 16A-1 of the Exchange Act) of such officer or director; or (B) person who is the record or beneficial owner of five percent or more of the voting securities of the Company;
               (xiv) which is a joint venture agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses;
               (xv) which is with any Governmental Entity; or
               (xvi) or series of related Contracts which relates to the acquisition or disposition of the securities of any person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) in excess of $250,000 individually or $500,000 in the aggregate.
Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in clauses (i) through (xvii) of this Section 4.12, whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract). A true and complete list of the Company Contracts is set forth in Section 4.12(a) of the Company Disclosure Letter.
          (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company, each of its Subsidiaries and each other party to each Company Contract, has in all material respects performed all obligations required to be performed by it under each Company Contract, (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default under any such Company Contract on the part of the Company, any of its Subsidiaries or any other party thereto, (iv) to the Knowledge of the Company, each Company Contract is valid and binding on any person (other than the Company and its Subsidiaries) that is a party thereto and (v) as of the date hereof, no party has given notice of any action to terminate (including a failure to renew or extend), cancel, rescind or procure a judicial reformation of any Company Contract, except in each case of (i) through (v) where the failure to do so would not be reasonably expected to have a Company Material Adverse Effect.
     Section 4.13. Benefit Plans. (a) Section 4.13(a) of the Company Disclosure Letter contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”
          (b) No event has occurred and to the Knowledge of the Company no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an “ERISA Affiliate”) to any (i) material Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material liability imposed by ERISA, the Code or other applicable Laws.
          (c) No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.
          (d) With respect to each Company Benefit Plan, if applicable, the Company has furnished to Purchaser correct and complete copies of (i) all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; (ii) the most recent summary plan descriptions and any summaries of material modifications; (iii) the most recent financial reports for such Company Benefit Plan, if any; (iv) the most actuarial valuation report, if any; (v) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Benefit Plan; (vi) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the most recent plan year; and

               (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.
          (e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
          (f) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter, or can rely on a favorable opinion letter, by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.
          (g) None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or participant’s beneficiary. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.
          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (either alone or in combination with another event including notice, lapse of time or both) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
          (j) There are no pending or, to the Knowledge of the Company, threatened Legal Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).
          (k) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
          (l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Treasury Regulations promulgated under Section 409A of the Code and the Final Treasury Regulations promulgated under Section 409A of the Code.
     Section 4.14. Labor Relations. (a)(i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2005 or are now being conducted, and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.
          (b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including (without limitation) all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices. None of the Company, its Subsidiaries or any of their respective officers, directors or outside legal counsel have any Knowledge of any pending or threatened complaint, lawsuit or proceeding in any forum by or on behalf of any current or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or a termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     Section 4.15. Taxes. (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.
          (b) The Company and its Subsidiaries have fully and timely paid all material Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in Section 4.15(a)) and have made adequate provision in all material respects for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2007 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any Tax since December 31, 2007 except in the ordinary course of business consistent with past practice.
          (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
          (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.
          (e) There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
          (f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.
          (g) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”) or (ii) has any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreement.
          (h) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.

               (j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.
               (k) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code and the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code and the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.
               (l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
               (m) Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
               (n) As of the date hereof, the Company and its Subsidiaries have net operating loss carryforwards for U.S. federal income tax purposes totaling not less than $185 million (the “NOL Carryforwards”). The Company has net operating loss carryforwards of $64.4 million (the “Limited NOL Carryforwards”) which were generated by the Company between its inception and an ownership change (as defined in Section 382) on February 15, 2005. The availability of the Limited NOL Carryforwards in post-February 15, 2005 periods has been limited to approximately $17.0 million per year. None of the Limited NOL Carryforwards has been used and the $17.0 million per year limitation has been accumulating so that, as of the end of 2008, there will effectively be no remaining limitation on the utilization of the Limited NOL Carryforwards. With the exception of the Limited NOL Carryforwards (and any limitation that may result from the transactions contemplated by this Agreement), none of the NOL Carryforwards is currently subject to any limitation under Section 382 of the Code, Treasury Regulations Section 1.1502-15 or 21, Section 384 of the Code or otherwise.
     Section 4.16. Environmental Liability. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous

Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law and neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries. The Company has made available to Parent all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to the Company and the Company’s Subsidiaries concerning the existence of Hazardous Materials or any other environmental concern at properties, assets and facilities currently or formerly owned or operated by the Company or any of its Subsidiaries.
     Section 4.17. Title to Properties. (a) Neither the Company nor any of its Subsidiaries owns any real property.
               (b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Property”), including the address of such Leased Property, and identifying the applicable lease (each such lease, a “Lease”). The Company has heretofore made available to Purchaser true, correct and complete copies of the Leases. The Company and each of its Subsidiaries have good and valid leasehold interests in all of the Leased Property. To the Knowledge of the Company, there are no existing defaults by the landlord or tenant under any of the Leases, which defaults remain uncured. No events have occurred which, with notice or lapse of time or both, would become a material default by the Company or its Subsidiary, as applicable, or, to the Knowledge of the Company, the counterparties thereto. All leases (the “Personal Property Leases”) under which the Company or any of its Subsidiaries lease any real or personal property are valid and binding against the Company.
               (c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, and other than the rights of owners of the Leased Properties, and the rights of the Company and its Subsidiaries, the Leased Property are free of any right of possession or claim of right of possession of any other party.
     Section 4.18. Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) (including all authorizations under the Federal Food, Drug and Cosmetics Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to result in (x) a material settlement or fine or (y) material change in the conduct of business of the entity required to hold such Company Permit as currently conducted relating, in the case of this clause (y), to a material portion of the revenues or earnings of the Company and its Subsidiaries (an “Adverse Permit Effect”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in an Adverse Permit Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not would not be reasonably expected to result in an Adverse Permit Effect.
               (b) Neither the Company nor any of its Subsidiaries is, and since January 1, 2006, each of the Company and its Subsidiaries has not been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except in each case in any material respect. None of the Company or any of its Subsidiaries has received written or oral (or otherwise has any knowledge of any) notice since January 1, 2006, of any violation or noncompliance with any Law applicable to the Company or any of its Subsidiaries, or directing the Company or any of its Subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any of its Subsidiaries have been asserted to the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally, by any Governmental Entity.
     Section 4.19. Intellectual Property.
               (a) The Company and its Subsidiaries (i) are the sole and exclusive (as to any third party) owners or assignees of the entire right, title and interest in and to the Intellectual Property set forth on Section 4.19(a) of the Company Disclosure Letter and designated as owned by the Company and its Subsidiaries, which represents all material patents, registrations and applications pertaining to Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, and (ii) are licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Section 4.19(a) of the Company Disclosure Letter and designated as licensed to the Company and its Subsidiaries, in each case except as set forth therein. The Company and its Subsidiaries own all right, title and interest in and to, or have valid rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties (all as expressly set forth on Section 4.19(a) of the Company Disclosure Letter), all Intellectual Property material (i) for their businesses as currently conducted and contemplated and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in clinical development, by or on behalf of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”).
               (b) There is no Legal Action pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company or its Subsidiaries of any Intellectual Property of any third party or challenging the validity, enforceability, ownership or use of any Company Intellectual Property or (ii) by the Company or its Subsidiaries against any third party alleging infringement, misappropriation or other violation of any Intellectual Property against. Neither the manufacture, use or sale of the Company’s and its Subsidiaries’ products, nor any other use of any Company Intellectual Property by the Company and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any third party and, to the Knowledge of the Company, the Company Intellectual Property is not being infringed by any third party. No Company Intellectual Property will terminate or cease to be a valid right of the Company or its Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger. Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Company has not granted any license, sublicense or any other rights in, to or under any Intellectual Property.
               (c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, no current or former employee or consultant of the Company or any of its Subsidiaries owns any right, title or interest in or to any Company Intellectual Property owned or purported to be owned by the Company. All Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such Company Intellectual Property to Company or its Subsidiaries.
               (d) The Company and its Subsidiaries take all commercially reasonable steps to maintain the confidentiality of their proprietary information and material trade secrets, and none of such trade secrets have been disclosed to any third party except pursuant to written and enforceable confidentiality obligations.
     Section 4.20. FDA.
               (a) The Company and its Subsidiaries are in compliance in all material respects with (A) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 Notices and similar letters or notices, between the Company or any of its Subsidiaries and the FDA or any other federal, state, local or foreign governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of drug products (each, a “Drug Regulatory Agency”). (B) any request from the FDA or any Drug Regulatory Agency to the Company or any of its Subsidiaries to cease investigating, testing, or marketing of any product, and (C) with any criminal or civil penalties, injunctions or seizures by the FDA or any Drug Regulatory Agency against the Company or any of its Subsidiaries and all related consent decrees (including plea agreements) issued with respect to the Company or any of its Subsidiaries.

               (b) None of the Company or any of its Subsidiaries has Knowledge of any pending regulatory action (other than non-material routine or periodic inspections or reviews) against any of the Company, its Subsidiaries by the FDA or any Drug Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs in any jurisdiction. The Company and its Subsidiaries are in material compliance with the rules and regulations of the FDA and any Drug Regulatory Agency or any other duly authorized governmental authority that regulates the sale of drugs.
               (c) All preclinical studies and clinical trials which have been or are being conducted by the Company or its Subsidiaries with respect to the products of, or product candidates currently being developed by, the Company and its Subsidiaries, have been, are, or, in the case of such studies or trials which have been or are being conducted by any Person that manufactures, develops or distributes products or product candidates pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”), to the Knowledge of the Company have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56. The Company and its Subsidiaries have not received written notification of any material safety or regulatory issue that would preclude the Company or any of its Subsidiaries from researching or conducting clinical trials for pharmaceutical drugs.
               (d) The Company and its Subsidiaries have not been notified in writing of any material failure (or any material investigation with respect thereto) by them to comply with, or maintain systems and programs to ensure compliance with any Law pertaining to programs or systems regarding clinical research, product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including Good Manufacturing Practice requirements, Good Laboratory Practice requirements, Good Clinical Practice requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any products of the Company or its Subsidiaries.
               (e) The manufacture of products and product candidates by the Company and its Subsidiaries has been, is, or, in the case of any products or product candidates manufactured by a Company Partner, to the Knowledge of the Company has been and is being conducted in compliance with the FDA’s applicable Good Manufacturing Practices regulations for drug and biological products, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. In addition, the Company and its Subsidiaries and, to the Knowledge of the Company, their respective Company Partners, are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable Law, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

               (f) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their employees, respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any Drug Regulatory Agency, excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. § 1003, and there are no proceedings pending, or to the Knowledge of the Company threatened, and the Company has not received notice of any threatened proceeding that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any Drug Regulatory Agency. The Company and its Subsidiaries have been, with respect to the products of, or product candidates currently being developed by, the Company and its Subsidiaries, and are in compliance with the Generic Drug Enforcement Act of 1992, and no person who has been debarred by the FDA under the provisions of the Act have been used in any capacity by Company, its Subsidiaries or a Company Partner with respect to any work of the Company or its Subsidiaries.
               (g) All preclinical studies trials being conducted by the Company or its Subsidiaries with respect to the products or product candidates of the Company and its Subsidiaries, are, or, in the case of such studies or trials being conducted by a Company Partner, to the Knowledge of the Company are, being conducted in accordance with all laws, regulations and guidelines applicable to the care and use of experimental animals. In addition, all animals used in such trials have been and are provided humane care and treatment in accordance with acceptable current veterinary practices.
               (h) The Company has no Knowledge of any Serious Adverse Events associated with the products, the clinical trials of the products or product candidates of the Company and its Subsidiaries whether conducted by the Company or any other Person.
               (i) The Company and its Subsidiaries have not been notified in writing of any material failure (or any material investigation with respect thereto) by them have at all times complied with their obligations to report accurate pricing information for the Company’s or Company Subsidiaries’ products to a Governmental Entity and to pricing services relied upon by a Governmental Entity or other payors for such products, including their obligations to report accurate Best Prices and Average Manufacturers’ Prices under the Medicaid Rebate Statute and accurate Average Sales Prices under the Medicare Modernization Act of 2003 and their obligations to charge accurate Federal Ceiling Prices to purchasers entitled to those prices.
               (j) None of the Company, any of the Company’s Subsidiaries or any officers, employees or agents of the Company or any of the Company’s Subsidiaries has with respect to any product that is manufactured, distributed, held or marketed by the Company or any of the Company’s Subsidiaries made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Government Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991)
               (k) The Company has made available to Parent all material registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations from the FDA.
     Section 4.21. Title to Assets.
               (a) The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are necessary for the operation of their business as currently conducted.
               (b) Each of the Company and its Subsidiaries has good and marketable title, free and clear of any Liens (other than Permitted Liens), to, or a valid leasehold interest under an enforceable lease in, all of its assets, properties and rights, including all such assets reflected in the balance sheet of the Company dated as of March 31, 2008, necessary for the operation of their business as currently conducted.
               (c) The assets, properties and rights of each of the Company and its Subsidiaries are maintained in a state of repair and condition that is consistent with the normal conduct of its business.
     Section 4.22. Insurance. The Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals; (v) the Company and its Subsidiaries have not reached or exceeded their policy limits or had any material claims under any insurance policies not paid at any time during the past five years and (vi) each policy shall be maintained by the Company and its Subsidiaries in full force and effect as it applies to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time.
     Section 4.23. Suppliers, Distributors and Customers. Since January 1, 2007 (i) no supplier, distributor or customer of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) no supplier, distributor or customer of the Company or any of its Subsidiaries has provided notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement, including any Company Contract, with the Company or any of its Subsidiaries or (iii) to the Knowledge of the Company, none of the suppliers, distributors or manufacturers for the Company or any of its Subsidiaries is unable to continue to supply, distribute or manufacture the products or services supplied to, distributed for or manufactured for the Company or any of its Subsidiaries by such supplier, distributor or manufacturer consistent with past practices. The Company and its Subsidiaries have no direct or indirect ownership interest in any supplier, distributor, manufacturer or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.
     Section 4.24. Relations with Governments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.
     Section 4.25. Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.8 of this Agreement, the Company Board has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement, the Stockholder Support Agreements, the Merger and the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.8 of this Agreement, no other takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
     Section 4.26. Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report, Section 4.26 of the Company Disclosure Letter (i) sets forth a correct and complete list of the Contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since January 1, 2006, and (ii) identifies each Affiliate Transaction that has been terminated since January 1, 2006 or is in existence as of the date of this Agreement. The Company has provided to Purchaser correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     Section 4.27. Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement, or any other document filed with the SEC, NASDAQ or the Secretary of State of the State of Delaware in connection with the Merger (the “Other Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, NASDAQ or the Secretary of State of the State of Delaware, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser in connection with the preparation of the Schedule 14D-9, the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Schedule 14D-9, the Company Proxy Statement, and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 4.28. Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities Inc. (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, the Offer Price and the Merger Consideration, taken together, is fair to the stockholders of the Company from a financial point of view. A complete copy of such opinion will be made available to Parent as a matter of record promptly after the date of this Agreement solely for information purposes. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Schedule 14D-9 and in the Company Proxy Statement, subject to the Company Financial Advisor’s review of the Schedule 14D-9 and the Company Proxy Statement.
     Section 4.29. Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and (i) each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Offer, the Merger or such other transactions and (ii) any other advisor or professional under which such advisor or professional would be entitled to any payment relating to the Merger or such other transactions contemplated by this Agreement. Section 4.29 of the Company Disclosure Letter sets forth a nonbinding good faith estimate as of the date hereof of the fees and expenses to be incurred by the Company and its subsidiaries in connection with the transactions contemplated hereby.
     Section 4.30. Books and Records. All of the books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in material compliance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.
V. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
        Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:
     Section 5.1. Organization and Power. Each of Parent and Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Purchaser has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its business as now conducted.
     Section 5.2. Corporate Authorization. Each of Parent and Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser.
     Section 5.3. Enforceability. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of equitable remedies.
     Section 5.4. Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Offer Documents and the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; (v) the pre-merger notification required under the HSR Act; (vi) those other consents, approvals or other authorizations of, or filings with or notifications to, any Governmental Entity, if any, that the Purchaser reasonably believes are required to consummate the Merger under antitrust, competition, trade regulation, or merger control Laws, except for those consents, approvals, or other authorizations, filings, or notifications that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 5.5. Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not:
               (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or
               (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Purchaser or any of its Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in this Section 5.5 have been obtained or made), except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 5.6. Information Supplied. None of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Company Proxy Statement or Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, NASDAQ or the Secretary of State of the State of Delaware as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 5.7. Financing. Parent has and will have as of the Acceptance Time and the Closing sufficient cash or cash equivalents available to pay (a) the aggregate Offer Price and the aggregate Merger Consideration on the terms and conditions contained in this Agreement and (b) pay any and all fees and expenses payable by Parent or Purchaser in connection with the Offer and the Merger or the financing thereof.
     Section 5.8. Ownership of Shares. Neither Parent nor Purchaser owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement. Parent and its Affiliates do not, collectively, own (directly or indirectly, beneficially or of record) more than 14.9% of the outstanding Shares and do not, collectively, hold any rights to acquire in the aggregate more than 14.9% of the outstanding Shares except pursuant to this Agreement.
     Section 5.9. Operations of Purchaser. Purchaser is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
VI. COVENANTS
     Section 6.1. Conduct of Business of the Company. Except as expressly required by this Agreement or with the prior written consent of Purchaser, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, manufacturers, regulators and other Persons with whom it has business relationships, except to the extent the Purchaser has indicated in writing to the Company that any such person shall not have an ongoing role with Parent or the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, except with the prior written consent of Purchaser, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:
               (a) make or adopt any changes to the Company Organizational Documents;
               (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends paid by a wholly-owned Subsidiary to its parent corporation in the ordinary course of business;
               (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) authorize for issuance, issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (which term, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) (other than pursuant to the exercise of the Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

          (d) except (A) as required by applicable Law or pursuant to the terms of any Company Benefit Plan, or (B) for ordinary increases of no more than 5% of an employee’s annual base salary (that do not apply to the Company’s officers, directors or key employees) in the ordinary course of business and consistent with past practices of the Company, (i) increase the salary payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, (ii) grant any severance or termination pay to any of its past or present directors, officers, employees or other service providers, (iii) enter into any new employment, consulting or severance agreement with any of its past or present directors, officers, employees or hire any new employees, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, (vii) grant any equity or equity-based awards to any of its past or present directors, officers, employees or other service providers; or (viii) amend, modify or reprice any outstanding equity or equity-based award;
          (e) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company’s Subsidiaries other than routine employee terminations;
          (f) enter into any agreement or arrangement that limits or otherwise restricts the Company, any of the Company’s Subsidiaries, or upon completion of the transactions contemplated by this Agreement, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;
          (g) take any action which would restrict or impair the ability of Parent or Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, Shares acquired or controlled or to be acquired or controlled by Parent or Purchaser;
          (h) merge or consolidate the Company or any of its Subsidiaries with any Person, or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Subsidiary of the Company;
          (i) sell, lease, exclusively license or abandon or otherwise dispose of any assets (tangible or intangible) (other than sales of the Company’s products in the ordinary course of business) or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture);
          (j) mortgage or pledge any of its assets (tangible or intangible), or create, assume or suffer to exist any new liens thereupon;
          (k) make any acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture), or make any property transfers or purchases of any property or assets, to or from any Person (other than a wholly-owned Subsidiary of the Company);
          (l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole;
          (m) incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security);
          (n) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person, other than loans, advances or capital contributions to or among wholly-owned Subsidiaries;
          (o) authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $100,000;
          (p) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
          (q) change its financial accounting policies or procedures in effect as of December 31, 2007 in any material respect, other than as required by Law or GAAP, or write up, write down or write off the book value of, or otherwise revalue, any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;
          (r) other than shareholder litigation settled in accordance with Section 6.15 hereof, waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;
          (s) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (t) settle or compromise any Tax audit, make or change any material Tax election or file any material amendment to a Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any material closing agreement, or surrender any right to claim a refund of Taxes;
          (u) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any new Affiliate Transaction;

          (v) disclose any of its material trade secrets;
          (w) take any action that would reasonably be expected to have a Company Material Adverse Effect; or
          (x) agree or commit to do any of the foregoing.
     Section 6.2. Other Actions. Parent, Purchaser and the Company shall not, and shall cause their respective Subsidiaries and controlled Affiliates not to, take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to either (i) the Offer set forth in Annex I to this Agreement or (ii) the Merger set forth in Article VII of this Agreement, in each case, not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4(d).
     Section 6.3. Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall provide and shall cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the directors, officers, management, employees, offices, properties, books and records, including environmental or regulatory audits, of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Purchaser reasonably may request and (ii) all documents (including, without limitation, financial, operating and other data) that Parent or Purchaser reasonably may request. Notwithstanding the foregoing, Parent, Purchaser and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties shall make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants, conditions or agreements of the other parties set forth herein.
     Section 6.4. No Solicitation. (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 6.4(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
                    (i) initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, announcement, submission or the completion of, a Takeover Proposal;
                    (ii) participate or engage in any discussions (other than to request clarification (and without providing any information regarding the Company to any third party) of an unsolicited Takeover Proposal that did not result from a breach of Section 6.4 to the extent that outside counsel advises that such Takeover Proposal is not sufficiently clear to allow the Company Board to determine whether its fiduciary obligations would require it to exercise the rights of the Company under Section 6.4(d)) or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with, facilitate or assist any Person in connection with a Takeover Proposal;
                    (iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Purchaser;
                    (iv) approve, endorse or recommend any Takeover Proposal;
                    (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal, except that the Company may enter into an Acceptable Confidentiality Agreement as provided in Section 6.4(d); or
                    (vi) resolve, propose or agree to do any of the foregoing.
          (b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company since January 1, 2008. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.4. Any violation of Section 6.4(a) or 6.4(b) by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.
          (c) The Company shall notify Purchaser promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Purchaser promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Purchaser reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes) as to any material developments, discussions and negotiations with respect to any of the foregoing matters, including furnishing copies of any written proposals and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Purchaser orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Purchaser. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement relating to a Takeover Proposal to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.
          (d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 6.4, but only prior to the Acceptance Time, to:
                    (i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board determines in good faith (1) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws;
                    (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.4 if, prior to taking such action, the Company Board determines in good faith (A) after receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in a Superior Proposal and (B) after receiving the advice of its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) unless prohibited by applicable Law, concurrently discloses the same such non-public information to Purchaser if such non-public information has not previously been disclosed to Purchaser; and
                    (iii) except as expressly permitted by this Section 6.4(d)(iii), the Company Board shall not, (x) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent or Purchaser or recommend or propose publicly to recommend such a Superior Proposal (a “Recommendation Change”) (it being understood and agreed that any change or development relating to any clinical trial of one or more products or product candidates of the Company or its Subsidiaries or any determination by the FDA or any other Governmental Entity relating thereto shall not be a basis for a Recommendation Change) or (y) terminate this Agreement to enter into, or otherwise authorize the entry into, any agreement in principle, letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to a Takeover Proposal, any termination to be effective only if in advance of or concurrently with such termination the Company pays the Termination Fee and Purchaser Expenses in the manner provided for in Section 8.6(a); provided that the Company shall not be entitled to make a Recommendation Change or terminate this Agreement pursuant to this Section 6.4(d)(iii) unless: (1) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (2) the Company shall have given Purchaser prompt written notice advising Purchaser of (A) the decision of the Company Board to take such action and (B) the material terms and conditions of any applicable Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (3) the Company shall have given Parent three (3) Business Days (or one (1) Business Day in the event of each subsequent material revision to any applicable Takeover Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (4) at the end of such period, the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Purchaser, if any, after consultation with outside legal counsel, that (A) in the case of a Recommendation Change, failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Takeover Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by Purchaser; provided that, in the event the Company Board does not make the determination referred to in clause (4) of this paragraph but thereafter determines to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 6.4(d)(iii), the procedures referred to in clauses (1) — (4) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.
          (e) Section 6.4(d) shall not prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 6.4(d)); provided, however, that any disclosure other than (i) as required in the Schedule 14D-9 pursuant to Section 1.2 or (ii) with respect to disclosures not required in the Schedule 14D-9 pursuant to Section 1.2, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Purchaser unless the Company Board (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.
          (f) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.
     Section 6.5. Notices of Certain Events. (a) The Company shall notify Purchaser promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this

Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any material events, changes, discussions, notices, changes or developments relating to pending material Legal Actions and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.1 of this Agreement or Annex I not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company shall consult with Purchaser and its Representatives so as to permit the Company and Purchaser and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect the remedies available hereunder to Parent or Purchaser or the representations or warranties of the Company, or the conditions to the obligations of Parent and Purchaser hereto.
          (b) Parent and Purchaser shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Purchaser or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, Purchaser or their Representatives), (iii) any Legal Actions threatened in writing or commenced against or otherwise effecting the Parent or Purchaser that are related to the transactions contemplated by this Agreement (and the responses thereto from the Parent or Purchaser), or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.1 of this Agreement not to be satisfied or result in such satisfaction being materially delayed. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations or warranties of Parent and Purchaser, or the conditions to the obligations of the Company hereto.
     Section 6.6. Proxy Statement; Short-Form Merger; Company Stockholders Meeting. (a) If approval of the Company’s stockholders is required under Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, (i) prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall provide copies of such comments to Purchaser promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Purchaser has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. Parent and Purchaser shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company shall provide Parent and Purchaser a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. Notwithstanding the foregoing, if Parent or Purchaser shall acquire at least 90 percent (90%) of the outstanding Shares on a fully diluted basis pursuant to the Offer or otherwise, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.
          (b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 6.4(d).
          (c) If approval of the Company’s stockholders is required under Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Requisite Company Vote. The written consent of Purchaser will be required to adjourn or postpone the Company Stockholder Meeting. The Company shall, unless a Recommendation Change permitted by Section 6.4(d)(iii) has occurred, (a) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) take all other reasonable action necessary to secure the Requisite Company Vote. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 8.1, 8.2, 8.3 or 8.4, the Company shall take all of the actions contemplated by this Section 6.6 regardless of whether the Company Board has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and shall submit this Agreement for adoption by the stockholders of the Company at such meeting. The Company shall keep Parent updated with respect to the proxy solicitation results as reasonably requested by Parent. Each of Parent and Purchaser shall vote all Shares acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with applicable Law at the Company Stockholders Meeting. Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.
     Section 6.7. Employees; Benefit Plans.
          (a) Parent agrees that all employees of the Company or its Subsidiaries will, by operation of law, either become or continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time. Each employee of the of the Company or its Subsidiaries who continues or commences employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time (each, a “Continuing Employees”) will be eligible to participate in either, at the sole discretion of Parent: (i) Parent’s employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of Parent; or (ii) such Company Benefit Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 6.7 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”). Except as may otherwise be agreed between Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation and a Continuing Employee, for the period commencing at the Effective Time and ending at the close of business on December 31, 2008, each Continuing Employee shall be entitled to receive, while in the employ of Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, at least the same cash salary or hourly wage rate, and annual cash bonus opportunity as were provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time. Nothing in this Agreement shall in any way limit the ability of Parent or the Surviving Corporation, or any subsidiary thereof, to terminate any Continuing Employee.
          (b) Each Continuing Employee shall, to the extent permitted by applicable Law, receive full credit for the years of continuous service by such Continuing Employee recognized by the Company or its Subsidiaries prior to the Effective Time for purposes of (i) satisfying the service requirements for participation in each Specified Parent Benefit Plan, (ii) vesting in any benefits under such plans, and (iii) calculating the level of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits where service is a factor in calculating benefits, except where such credit would result in a duplication of benefits. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Laws, Parent shall (to the extent that such limitation would not apply with respect to substantially similar plans maintained by the Company or its Subsidiaries prior to the Effective Time), (A) cause to be waived any eligibility requirements or pre-existing condition limitations, and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees during the plan year in which the Effective Time occurs.

          (c) If requested by Parent at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Company Board necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).
          (d) As of the date hereof, Parent shall, or shall cause the Purchaser to, establish a retention bonus plan for the benefit of certain employees of the Company. The material terms of the retention bonus are set forth on Section 6.7(d) of the Company Disclosure Letter.
          (e) Nothing contained in this Section 6.7, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of any of Parent, the Purchaser, the Company, the Surviving Corporation, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any Continuing Employee) any right as a third-party beneficiary of this Agreement.
     Section 6.8. Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) shall, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law or the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation.
          (b) The Company may, or the Surviving Corporation shall obtain prior to the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation shall obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. The Company represents that its current annual premium for director and officer insurance is set forth in Section 6.8(b) of the Company Disclosure Letter.
          (c) The provisions of this Section 6.8 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.
          (d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificates of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.
          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

     Section 6.9. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Offer set forth on Annex I hereto and the conditions to the Merger set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, by Parent as soon as practicable and by the Company within 10 calendar days of the date of receipt of Parent’s filing by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), (iii) making, as promptly as practicable, appropriate filings under the competition, trade regulation, or merger control Laws of any other applicable jurisdiction as determined by Parent and Company, (iv) obtaining all necessary or appropriate consents and waivers under any and all Contracts, Leases and Permits to which the Company or its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts, Leases or Permits following the consummation of the transactions contemplated hereby (including the Offer and the Merger), and (v) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Purchaser, the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver.
          (b) Parent, Purchaser and the Company shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Provided that the Company is not legally required to file such document, the Company shall not file any such document or take such action if Purchaser has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VII to not be satisfied in a timely manner. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of Purchaser.
          (c) Each of Parent, Purchaser and the Company shall promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Purchaser or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party shall advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party shall use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
          (d) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Purchaser, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order (i) to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change any portion of the assets or business of Parent, the Company or any of their Affiliates, (ii) that is materially adverse to Parent and its Affiliates or the Company and its Affiliates, respectively, in each case taken as a whole, either before or after giving effect to the Offer and the Merger, (iii) that requires any material change in the conduct of business of Parent, the Company or any of their divisions or Subsidiaries as currently conducted relating to a material portion of the revenues or earnings of Parent, the Company and their Subsidiaries, (iv) that prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, (v) that imposes or seeks to impose material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares on all matters properly presented to the stockholders of the Company, (vi) that imposes or seeks to impose any material limitations on the ability of Parent or any of its respective Affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company and any of the Subsidiaries, (vii) that seeks to obtain from the Company, Parent or Purchaser material damages as a result of this Agreement, (viii) that would be reasonably likely to materially impair the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement, (ix) that would, or would reasonably be likely to, impose any material cost, liability or obligation on the Company, Parent, Purchaser or any of their Subsidiaries or (viii) which otherwise is reasonably likely to have a Company Material Adverse Effect (each of (i) — (viii), a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, the Company shall, upon the request of Purchaser, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.
     Section 6.10. Public Announcements. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent, Purchaser nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or the NASDAQ requirements, in which case that party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
     Section 6.11. Stock Exchange Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
     Section 6.12. Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except (a) the Company shall pay all of the Expenses incurred in connection with preparing, filing, printing and mailing the Company Proxy Statement and (b) as otherwise provided in Section 8.6.
     Section 6.13. Takeover Statutes. If any takeover, business combination, control share acquisition, fair price, moratorium or similar statutes is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Purchaser and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     Section 6.14. Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of all directors of the Company and each of its Subsidiaries (other than those designees of Parent elected to the Company Board pursuant to Section 1.3 hereof). At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and its Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.
     Section 6.15. Litigation. The Company shall promptly notify Parent and Purchaser of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent and Purchaser reasonably informed regarding any such litigation. The Company shall give Parent and Purchaser the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and no such settlement shall be agreed to without Parent’s and Purchaser’s prior written consent.
     Section 6.16. Rule 14d-10(c) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its Compensation Committee) shall take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements (including any payments made or to be made or benefits granted or to be granted according to such arrangements) that have been or will be entered into by the Company, Parent or any of their respective Affiliates with any security holder of the Company and to insure that any such arrangements fall within the safe harbor provisions of such rule.
     Section 6.17. Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 6.18. Company Tax Statements. If legally able to do so, the Company shall deliver a statement, reasonably acceptable to Purchaser, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that the Common Stock is not and has not been a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     Section 6.19. Repayment of Credit Agreement. The Company shall cause all amounts outstanding under the Credit Agreement to be repaid in full immediately prior to the Acceptance Time and to cause any and all Liens in respect of the Credit Agreement to be released prior to the

Effective Time and to deliver to Parent documentation reasonably satisfactory to Parent stating that the Credit Agreement has been so repaid and that such Liens have been so released. The Company shall deliver to Parent any stock certificates pledged pursuant to the Credit Agreement at the Effective Time.
     Section 6.20. Transfer of Shares of Belgian Subsidiary. At the Effective Time, the ownership of the shares in the capital of Barrier Therapeutics NV shall be transferred to Purchaser and the transfer of these shares shall be recorded in the register of shares of Barrier Therapeutics NV, dated and signed by both Purchaser and the shareholders of Barrier Therapeutics NV.
VII. CONDITIONS
     Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (a) Company Stockholder Approval. If approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been duly adopted by the Requisite Company Vote.
          (b) Regulatory and Other Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated; and (ii) all other approvals or consents required to be obtained from any Governmental Entity, the failure of which to be obtained, individually or in the aggregate, would have a Company Material Adverse Effect, shall have been obtained.
          (c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
          (d) Purchase of Shares. Purchaser shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer.
VIII. TERMINATION, AMENDMENT AND WAIVER
     Section 8.1. Termination by Mutual Consent. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time by mutual written consent of Purchaser and the Company.
     Section 8.2. Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company at any time prior to the Acceptance Time:
          (a) if Parent or Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or before the date that is ninety (90) days from the date of this Agreement (the “Initial Termination Date”); provided, however, that in the event the condition to the Offer set forth in clause (B) of the first paragraph of Annex I hereto or clause (a) of Annex I hereto shall not have been satisfied or waived on or prior to the Initial Termination Date, and all of the other conditions to the Offer set forth in Annex I hereto shall have been satisfied or waived on or prior to the Initial Termination Date, the Initial Termination Date shall be automatically extended until the date that is one hundred eighty (180) days from the date of this Agreement (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or
          (b) if (A) the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer and (B) the Company shall no longer have the right to cause an extension of the offer under the terms of this Agreement pursuant to Section 1.1(d); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or
          (c) if any Law prohibits consummation of the Offer or the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger, and such Order has become final and nonappealable.
     Section 8.3. Termination by Purchaser. This Agreement may be terminated and the Offer may be abandoned by Purchaser at any time prior to the Acceptance Time:
          (a) if (i) the Company Board effects a Recommendation Change, (ii) the Company Board fails to reconfirm the Company Board Recommendation if so requested in writing by Parent within ten (10) Business Days following such request, (iii) the Company enters into a definitive agreement with respect to any Takeover Proposal other than the Offer and the Merger; or (iv) the Company or the Company Board resolves or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 6.4.
          (b) if the Company materially breaches its obligations under Section 6.4 or the Company Board or any committee thereof shall resolve to do any of the foregoing;
          (c) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in one or more of the conditions to the Offer set forth in clause (c) or clause (d) of Annex I hereto not being satisfied as of the expiration date of the Offer (after giving effect to any extensions to the Offer exercised under this Agreement pursuant to Section 1.1(d)); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, all references to “materiality” or “Company Material Adverse Effect” or “Knowledge of the Company” contained in such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.3(c) until the earlier to occur of (1) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Parent and Purchaser may not terminate this Agreement pursuant to this Section 8.3(c) if such breach or inaccuracy by the Company is cured within such thirty (30) day period); provided further, however, that breaches contemplated by Section 8.3(b) above shall be governed by Section 8.3(b) and not by this Section 8.3(c); or
          (d) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of the occurrence of such event from Parent or Purchaser.
     Section 8.4. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Acceptance Time:
          (a) in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (B) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, all references to “materiality” or “Acquirer Material Adverse Effect” contained in such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.4(a) until the earlier to occur of (1) the expiration of a thirty (30) day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this

Agreement pursuant to this Section 8.4(a) if such breach or inaccuracy by Parent or Purchaser is cured within such thirty (30) day period);
          (b) pursuant to and in accordance with Section 6.4(d)(iii); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and Purchaser Expenses in the manner provided for in Section 8.6(a)(iii).
     Section 8.5. Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party), except (i) that if there will be any willful (a) failure of any party to perform its covenants or (b) breach by any party of its representations or warranties contained in this Agreement, then such party will be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach, and (ii) with respect to Section 6.3, Section 6.12, this Section 8.5, Section 8.6 and Article IX, each of which will survive any termination of this Agreement.
     Section 8.6. Fees and Expenses Following Termination. (a) The Company shall pay, or cause to be paid, to Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $4,500,000 (the “Termination Fee”), plus any Purchaser Expenses not previously paid (subject to the limitation on the amount of Purchaser Expenses set forth in Section 8.6(b)):
                    (i) if this Agreement is terminated by Purchaser pursuant to Section 8.3(a), by wire transfer of same day funds to an account designated by Parent within two Business Days after such termination; or
                    (ii) if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed, (B) this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.2(a) or by Purchaser pursuant to Section 8.3(b) or Section 8.3(c), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%”; or
                    (iii) if this Agreement is terminated by the Company pursuant to Section 8.4(b), in which event payment must be made in advance of or concurrent with such termination.

          (b) In the event that this Agreement is terminated by Purchaser under the provisions referred to in clause (B) of Section 8.6(a)(ii) and the circumstances referred to in clause (A) of Section 8.6(a)(ii) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(a)(ii) shall not have occurred, then the Company shall pay at the direction of Purchaser as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Purchaser’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Purchaser and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to a maximum amount equal to $1,200,000 (“Purchaser Expenses”); provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.6(a)(ii) shall not relieve the Company of its obligations to pay the Purchaser Expenses pursuant to this Section 8.6(b); and provided, further that the payment by the Company of Purchaser Expenses pursuant to this Section 8.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.6(a)(ii).
          (c) The Company acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements Purchaser would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.6 do not constitute a penalty. If the Company fails to pay Purchaser any amounts due to Purchaser pursuant to this Section 8.6 within the time periods specified in this Section 8.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Purchaser in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (d) Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.12.
     Section 8.7. Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent, Purchaser and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Following the election or appointment of Parent’s or Merger Sub’s designees pursuant to Section 1.3 of this Agreement and prior to the Effective Time, any amendment or termination of this Agreement approved by the Company, extension for the performance or waiver of the obligations of Parent or Merger Sub or waiver of the Company’s rights hereunder shall be subject to the approval of Independent Directors contemplated by, but only to the extent required by, Section 1.3(d).

     Section 8.8. Extension; Waiver. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
IX. MISCELLANEOUS
     Section 9.1. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
               (1) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company and no less restrictive of the counterparty to such agreement than those contained in the Confidentiality Agreement.
               (2) “Acceptance Time” has the meaning set forth in Section 1.3(a).
               (3) “Acquiror Assets” has the meaning set forth in Section 5.5(ii).
               (4) “Acquiror Disclosure Letter” has the meaning set forth in Article V.
               (5) “Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially impair or materially delay the ability of Parent or Purchaser to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby.
               (6) “Adverse Permit Effect” has the meaning set forth in Section 4.18(a).
               (7) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
               (8) “Affiliate Transaction” has the meaning set forth in Section 4.26.
               (9) “Agreement” has the meaning set forth in the Preamble.

               (10) “Antitrust Division” has the meaning set forth in Section 6.9(a).
               (11) “Authorizations” has the meaning set forth in Section 4.20(a).
               (12) “Burdensome Condition” has the meaning set forth in Section 6.9(d).
               (13) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or permitted to be closed.
               (14) “Certificate” has the meaning set forth in Section 3.1(c).
               (15) “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended.
               (16) “Certificate of Merger” has the meaning set forth in Section 2.3.
               (17) “Closing” has the meaning set forth in Section 2.2.
               (18) “Closing Date” has the meaning set forth in Section 2.2.
               (19) “Code” means the Internal Revenue Code of 1986, as amended.
               (20) “Common Stock” has the meaning set forth in the Recitals.
               (21) “Company” has the meaning set forth in the Preamble.
               (22) “Company 401(k) Plan” has the meaning set forth in Section 6.7(c).
               (23) “Company Assets” has the meaning set forth in Section 4.6.
               (24) “Company Benefit Plans” has the meaning set forth in Section 4.13(a).
               (25) “Company Board” has the meaning set forth in the Recitals.
               (26) “Company Board Recommendation” has the meaning set forth in Section 4.2(a).
               (27) “Company Contract” has the meaning set forth in Section 4.12(a).
               (28) “Company Disclosure Letter” has the meaning set forth in Article IV.
               (29) “Company Financial Advisor” has the meaning set forth in Section 4.28.

               (30) “Company Form 10-K” has the meaning set forth in the preamble to Article IV.
               (31) “Company Intellectual Property” has the meaning set forth in Section 4.19(a).
               (32) “Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.
               (33) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic market conditions, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate; (C) changes in the price or trading volume of the Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (D) changes in GAAP, (E) that can be directly attributed to the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Purchaser, (F) any failure by the Company to meet revenue or earnings projections, in and of itself (provided that the underlying changes, events, occurrences, states of facts or developments that caused or contributed to such failure to meet published revenue or earnings projections may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred) or (G) the reaffirmation by the FDA of the clinical hold on Rambazole™ (H) acts of war or terrorism or natural disasters, except, in the case of the foregoing clauses (A), (B), (D) and (H) to the extent such changes or developments referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
               (34) “Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company, in each case as in effect on the date of this Agreement.
               (35) “Company Partner” has the meaning set forth in Section 4.20(c).
               (36) “Company Permits” has the meaning set forth in Section 4.18(a).

               (37) “Company Proxy Statement” has the meaning set forth in Section 4.5.
               (38) “Company SEC Documents” has the meaning set forth in Section 4.8(a).
               (39) “Company Stockholders Meeting” has the meaning set forth in Section 4.5.
               (40) “Confidentiality Agreement” means that certain confidentiality and standstill letter agreement by and between the Company and Stiefel Laboratories, Inc., dated as of April 24, 2008.
               (41) “Continuing Employees” has the meaning set forth in Section 6.7(a).
               (42) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
               (43) “Credit Agreement” means that certain Credit and Security Agreement, dated as of June 29, 2006, between the Company and GE Healthcare Financial Services (f/k/a Merrill Lynch Capital), as lender and agent, as amended.
               (44) “DGCL” has the meaning set forth in the Recitals.
               (45) “Dissenting Stockholder” has the meaning set forth in Section 3.3.
               (46) “Dissenting Shares” has the meaning set forth in Section 3.3.
               (47) “Drug Regulatory Agency” has the meaning set forth in Section 4.20(a).
               (48) “Effective Time” has the meaning set forth in Section 2.3.
               (49) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.
               (50) “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution,

Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.
               (51) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.
               (52) “Equity Incentive Plans” means the Company Benefit Plans pursuant to which Stock Options or Restricted Shares (or any other equity-based award) may be granted.
               (53) “ERISA” has the meaning set forth in Section 4.13(a).
               (54) “ERISA Affiliate” has the meaning set forth in Section 4.13(b).
               (55) “ESPP” has the meaning set forth in Section 1.5(c).
               (56) “Establishment Registration” means registration with the FDA for the manufacture and distribution of products, including compliance with the regulatory requirements set forth in 21 C.F.R. 807.
               (57) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
               (58) “Excluded Share(s)” has the meaning set forth in Section 3.1(b).
               (59) “Expenses” has the meaning set forth in Section 6.12.
               (60) “Extended Termination Date” has the meaning set forth in Section 8.2(a).
               (61) “FDA” has the meaning set forth in Section 4.5.
               (62) “FDCA” has the meaning set forth in Section 4.18.
               (63) “Financing Letters” has the meaning set forth in Section 5.7.
               (64) “FTC” has the meaning set forth in Section 6.9(c).
               (65) “GAAP” has the meaning set forth in Section 4.8(b).
               (66) “Good Clinical Practices” means the then current standards for clinical trials for pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

               (67) “Good Laboratory Practices” means the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.
               (68) “Good Manufacturing Practices” means the then current standards for the manufacture, processing, packaging, testing and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.
               (69) “Governmental Entity” has the meaning set forth in Section 4.5.
               (70) “Grant Date” has the meaning set forth in Section 4.3(g).
               (71) “Hazardous Materials” means (i) any substance that is listed, classified, regulated or subject to under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.
               (72) “HSR Act” has the meaning set forth in Section 4.5.
               (73) “Indemnified Parties” has the meaning set forth in Section 6.8(a).
               (74) “Indemnifying Party” has the meaning set forth in Section 6.8(a).
               (75) “Independent Directors” has the meaning set forth in Section 1.3(b).
               (76) “Initial Termination Date” has the meaning set forth in Section 8.2(a).
               (77) “Intellectual Property” means all patents, patent applications, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets, technologies, processes, research and development, formulae, techniques and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Section 4.19 the terms “patents” and “patent applications” includes United States and non-U.S. patents (utility or design, as applicable) and patent applications, provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent application, invention disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
               (78) “IRS” has the meaning set forth in Section 4.13(d).
               (79) “Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons set forth in Section 9.1(79) of the Company Disclosure Letter after due inquiry of the senior employees of the Company who have administrative or operational responsibility for the particular subject matter in question.
               (80) “Laws” means any domestic or foreign laws, statutes, ordinances, orders, judgments, injunctions, writs, decrees, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
               (81) “Lease” has the meaning set forth in Section 4.17(b).
               (82) “Leased Property” has the meaning set forth in Section 4.17(b).
               (83) “Legal Action” has the meaning set forth in Section 4.11.
               (84) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
               (85) “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.
               (86) “Limited NOL Carryforwards” has the meaning set forth in Section 4.15(n).
               (87) “Maximum Premium” has the meaning set forth in Section 6.8(b).
               (88) “Measurement Date” has the meaning set forth in Section 4.3(a).
               (89) “Merger” has the meaning set forth in Section 2.1.
               (90) “Merger Consideration” has the meaning set forth in Section 3.1(b).
               (91) “Minimum Tender Condition” has the meaning set forth in Annex I.
               (92) “NASDAQ” has the meaning set forth in Section 4.5.

               (93) “NOL Carryforwards” has the meaning set forth in Section 4.15(n).
               (94) “Offer” has the meaning set forth in the Recitals.
               (95) “Offer Documents” has the meaning set forth in Section 1.1(c).
               (96) “Offer Price” has the meaning set forth in the Recitals.
               (97) “Offer to Purchase” has the meaning set forth in Section 1.1(c).
               (98) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
               (99) “Other Filings” has the meaning set forth in Section 4.27.
               (100) “Parent” has the meaning set forth in the Preamble.
               (101) “Paying Agent” has the meaning set forth in Section 3.2(a).
               (102) “Payment Fund” has the meaning set forth in Section 3.2(a).
               (103) “Permits” has the meaning set forth in Section 4.18(a).
               (104) “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings or (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings.
               (105) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
               (106) “Personal Property Leases” has the meaning set forth in Section 4.17(b).
               (107) “Preferred Stock” has the meaning set forth in Section 4.3(a).
               (108) “Product Listing” means listings with the FDA to report the marketing of a new drug not previously listed, the discontinuation of all marketing of a drug previously listed, to modify or add to the information concerning a drug previously listed, and to submit revised labeling for a product previously listed, including compliance with the information set forth in FDA Form 2657.
               (109) “Purchaser” has the meaning set forth in the Preamble.

               (110) “Purchaser Expenses” has the meaning set forth in Section 8.6(b).
               (111) “Qualified Person” has the meaning set forth in Section 1.3(b).
               (112) “Recommendation Change” has the meaning set forth in Section 6.4(d)(iii).
               (113) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
               (114) “Representatives” means, when used with respect to Purchaser or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Purchaser or the Company, as applicable, and its Subsidiaries.
               (115) “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.
               (116) “Restricted Shares” has the meaning set forth in Section 1.5(b).
               (117) “Schedule 14D-9” has the meaning set forth in Section 1.2(b).
               (118) “Schedule TO” has the meaning set forth in Section 1.1(c).
               (119) “SEC” has the meaning set forth in Section 1.1(c).
               (120) “Securities Act” has the meaning set forth in Section 1.4(a)(iii).
               (121) “Share(s)” has the meaning set forth in the Recitals.
               (122) “SOX” has the meaning set forth in Section 4.8(a).
               (123) “Specified Parent Benefit Plans” has the meaning set forth in Section 6.7(a).
               (124) “Stock Option(s)” has the meaning set forth in Section 3.5(a).
               (125) “Stockholder Support Agreements” has the meaning set forth in the Recitals.
               (126) “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

               (127) “Superior Proposal” means any bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of Section 6.4 for which financing, to the extent required, is then fully committed and that the Company Board determines in good faith (after consultation with its outside financial advisor) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board, (ii) the identity of the third party making such Takeover Proposal, (iii) the reasonable likelihood of such proposal to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s stockholders than the Offer and the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Purchaser to amend or modify the terms of the Offer and the Merger and the other transactions contemplated by this Agreement), except that the reference to “15% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%”.
               (128) “Surviving Corporation” has the meaning set forth in Section 2.1.
               (129) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
               (130) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

               (131) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
               (132) “Tax Sharing Agreements” has the meaning set forth in Section 4.15(g).
               (133) “Termination Fee” has the meaning set forth in Section 8.6(a).
               (134) “Top-Up Option” has the meaning set forth in Section 1.4(a)(i).
               (135) “Top-Up Option Shares” has the meaning set forth in Section 1.4(a)(i).
               (136) “Treasury Regulations” means the Treasury regulations promulgated under the Code.
               (137) “WARN” has the meaning set forth in Section 4.14(b).
     Section 9.2. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
     Section 9.3. Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 6.12 (Fees and Expenses), Sections 8.5 (Effect of Termination) (and the Sections referred to therein) and 8.6 (Fees and Expenses Following Termination) and Article IX of this Agreement shall survive termination of this

Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
     Section 9.4. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 9.5. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.6. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.6.

     Section 9.7. Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Purchaser, to:

Stiefel Laboratories, Inc.
255 Alhambra Circle
Coral Gables, Florida 33134
Facsimile:	(305) 443-3467
Attention:	Chief Executive Officer

with a copy (which will not constitute notice to Parent or Purchaser) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:	(212) 728-8111
Attention:	William J. Grant, Esq.
Gregory B. Astrachan, Esq.

If to the Company, to:

Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, NJ 08540-6697
Facsimile:(609) 945-1212
Attention:	Chief Executive Officer

with a copy (which will not constitute notice to the Company) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Facsimile:	(609) 919-6604
Attention:	Steven M. Cohen, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 and appropriate confirmation is received.
     Section 9.8. Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the

Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     Section 9.9. No Limitation on Other Representations. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company, Parent or Purchaser herein.
     Section 9.10. No Third Party Beneficiaries. Except as provided in Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) and with respect to the receipt of the Merger Consideration and the Option Consideration which shall be enforceable following the Effective Time by holders of Stock Options and Certificates only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.11. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 9.12. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

     Section 9.13. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior written consent of each of the other parties hereto; provided that prior to the mailing of the Company Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a constituent entity in lieu of Purchaser, in which event all references herein to Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Notwithstanding the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.
     Section 9.14. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 9.15. Specific Performance; Jurisdiction. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware as provided in Section 9.5, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.
     Section 9.16. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BARRIER THERAPEUTICS, INC.
By:	/s/ Al Altomari
	Name:	Al Altomari
	Title:	CEO

STIEFEL LABORATORIES, INC.
By:	/s/ Brent D. Stiefel
	Name:	Brent D. Stiefel
	Title:	Executive Vice President

BENGAL ACQUISITION INC.
By:	/s/ Michael T. Cornelius
	Name:	Michael T. Cornelius
	Title:	Treasurer

[Merger Agreement]

ANNEX I
Conditions to the Offer
     Notwithstanding any other term of the Offer, but subject to the terms and conditions set forth in the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s or Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (A) the Minimum Tender Condition (as defined below) has been satisfied and (B) (i) the waiting period applicable to the consummation of the Offer under the HSR Act (or any extension thereof) will have expired or been terminated; and (ii) all other approvals or consents required to be obtained from any Governmental Entity, the failure of which to be obtained, individually or in the aggregate, would have a Company Material Adverse Effect, shall have been obtained. The term “Minimum Tender Condition” shall mean the sum of the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer which together represent at least a majority of the Fully Diluted Shares. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all vested options (other than Stock Options), rights and securities exercisable or convertible into such voting securities. Capitalized terms that are used but not otherwise defined in this Annex I shall have the respective meanings ascribed thereto in the Agreement.
     Furthermore, notwithstanding any other term of the Offer or this Agreement, neither Parent nor Purchaser shall be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, at any time on or after the date of this Agreement (unless cured as contemplated by Section 8.3(c)) and before the expiration or termination of the Offer, any of the following conditions exists:
     (a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement; or (ii) imposes a Budensome Condition; or
     (b) since the date of this Agreement, there shall have occurred or been discovered any event, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect; or
     (c) (i) the representations and warranties of the Company contained in this Agreement shall not be true and correct at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “materiality” or “Company

Material Adverse Effect” or “Knowledge of the Company”) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect on the Company, or (ii) the representations and warranties of the Company set forth in Sections 4.2, 4.3(a), 4.3(d), 4.3(h), and 4.7(a) shall not be true and correct in all respects at such time (except, in the case of Section 4.3(a), for such inaccuracies as are de minimis in the aggregate);
     (d) the Company shall have failed to perform in all material respects all obligations, or failed to comply in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to the Agreement; or
     (e) this Agreement shall have been terminated in accordance with its terms; or
     (f) the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying that such officers have read the matters set forth in sections (b), (c) and (d) that such matters have not occurred.
     The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of this Agreement.
     The foregoing conditions are for the sole benefit of Parent and Purchaser and subject to the terms and conditions of this Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.